2100 Highway 55 Scott W. Wine Medina, MN 55340-9770 Chairman & CEO 763-542-0509 Scott W. Wine Chairman and CEO September 28, 2017 Dear Chris: On behalf of Polaris Industries Inc. (“Polaris” or “Company”), I am pleased to offer you the position of President, Off Road Vehicles. I. Title and reporting relationship Your title is President, Off Road Vehicles. You will report to Scott Wine, Chairman & CEO. II. Date of Employment Your employment date will be October 30, or sooner if possible. Your employment date will be the effective date for cash incentives and equity awards as set forth below. III. Base Salary Your annual base salary will be $540,000 paid bi-weekly. Your salary will be reviewed annually, subject to the approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”). Your salary review date for 2018 will be April 1. IV. Cash Incentive Compensation You will be a “B1” Level under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company. Your target payout for the Senior Executive Annual Incentive Plan will be 100% of eligible earnings paid during a year, subject to adjustments by the Compensation Committee. You will first become eligible for the Senior Executive Annual Incentive Plan for the 2018 plan year, to be paid in 2019. V. Sign-on Bonus You will receive a $550,000 lump sum bonus to be paid as soon as administratively feasible following your start date. In the event of your voluntary termination of employment without Good Reason (as defined under the severance agreement) within twenty-four (24) months from the start of your employment, in signing this letter you agree to immediately reimburse the Company this signing bonus on a prorated basis, determined at the rate of 1/24th of the signing bonus amount for each uncompleted full month of employment. VI. Long Term Incentive Program You will begin participation in the long term incentive program in 2018. The long term incentive program may consist of any combination of restricted stock units, stock options, and/or performance-based restricted stock units. Your total long term incentive (“LTI”) target, the award mix, and any related performance metrics are determined each year by the Compensation Committee during the January meeting. For 2018, we guarantee an LTI equity grant valued at least $1.7 million. This represents the upper end of the competitive market data for this role. These awards are subject to all the terms and conditions of the award agreements and the Polaris Industries Inc. 2007 Omnibus Incentive Plan (the “Omnibus Plan”). VII. Restricted Stock Units You will be granted 30,000 restricted stock units on your start date. The units will vest 2,500 units on the last day of each quarter beginning the first quarter of 2019 and ending the fourth quarter of 2021. This award is subject to all the terms and conditions of the form of Restricted Stock Unit Award Agreement attached hereto as Exhibit A and the Omnibus Plan. VIII. Quarterly Payments: During fiscal year 2018, you will be entitled to receive a cash payment within 30 days following the end of each quarter. The amount of each payment will be equal to the product of 2,500 multiplied by the closing price of the Company’s stock as determined on the last business day of the respective quarter. In the event you are terminated for any reason other than Cause (as defined under the Omnibus Plan),experience a Change in Control (as defined in your severance agreement), or you terminate your employment with Good Reason (as defined under the severance agreement), you will receive a lump sum payment within 75 days of the event equal to the outstanding value of the remaining payments, determined using the closing price of the Company’s stock on the last day of employment or the last day the Company’s stock is listed on the exchange. IX. Benefits & Perquisites You will be eligible to participate in Polaris’ benefit programs generally offered to all employees. A copy of the 2017 benefits summary guide is attached hereto as Exhibit B. You will also be eligible to participate and receive perquisites made available by Polaris to its executives as set forth in Exhibit C. As an exception to the perquisites listed in Exhibit C, you will have the use of 12 Polaris products. The benefits and perquisites are subject to change by the Compensation Committee.

X. Relocation You will be eligible for relocation under the Polaris Executive Relocation program. The handbook is attached as Exhibit D. XI. Severance Agreement When you begin employment with Polaris, Polaris will enter into a Severance Agreement with you in the Form attached as E Your employment with Polaris is at will and nothing in this offer letter should be construed as altering that status. This offer is contingent on your execution and return of the enclosed Non-Competition and Non-Solicitation Agreement before your first day of employment. On or around your first day of employment, you will also be required to execute Polaris’ Employee Proprietary Information and Conflict of Interest Agreement. Your status as an officer is contingent on approval by the Polaris Board of Directors. Additionally, all components of this offer are contingent on approval of the Polaris Compensation Committee. For clarification and the protection of both you and the Company, this letter, including the exhibits (and any ancillary agreements based on such exhibits), represents the sole agreement between the parties. This offer also remains contingent upon verification of employment eligibility pursuant to regulations issued under the Immigration Reform and Control Act of 1986 and satisfactory completion of a drug and alcohol test paid by Polaris. We will arrange for this test once you have agreed to the terms of this offer. Chris, we are very excited to have you join the Polaris team. Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment. If you agree to this offer, which remains in effect through Monday, October 2, 2017 please sign and return to Jim Williams at 2100 Highway 55, Medina, MN 55340. Very truly yours, Scott Wine Chairman & CEO Accepted and Confirmed: Date: Chris Musso